Exhibit 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File No.  333-262278) and on Form F-3 (File Nos. 333-262398 and 333-283631) of Oriental Culture Holding LTD (the “Registrant”) of our report dated May 14, 2026, relating to the consolidated financial statements of Oriental Culture Holding LTD and subsidiaries as of December 31, 2025 and 2024, and for each of the three years in the period ended December 31, 2025, appearing in this Annual Report on Form 20-F of the Registrant for the year ended December 31, 2025.

/s/ Wei, Wei & Co., LLP

Flushing, New York

May 14, 2026